Exhibit 4.6

1	INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE	100

MACQUARIE INFRASTRUCTURE CORPORATION

See Reverse for

Transfer Instructions

Total Authorized Issue

100 Shares of Special Stock

$0.001 Par Value

This is to Certify that _________________is the owner of

_______________________fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated

James Hooke, Chief Executive Officer	Michael Kernan, Secretary